                                                                  EXHIBIT (h)(7)

                          EXPENSE LIMITATION AGREEMENT

                         PILGRIM VARIABLE PRODUCTS TRUST

      EXPENSE LIMITATION AGREEMENT, effective as of February 26, 2001 by and between ING Pilgrim Investments, Inc. (the "Investment Manager") and Pilgrim Variable Products Trust (the "Company"), on behalf of each series of the Company set forth in Schedule A (each a "Trust," and collectively, the "Trusts").

      WHEREAS, the Company is a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Trust is a series of the Company; and

      WHEREAS, the Company and the Investment Manager have entered into an Investment Management Agreement dated September 1, 2000 ("Management Agreement"), pursuant to which the Investment Manager provides investment management services to each Trust for compensation based on the value of the average daily net assets of each such Trust; and

      WHEREAS, the Company and the Investment Manager have determined that it is appropriate and in the best interests of each Trust and its shareholders to maintain the expenses of each Trust at a level below the level to which each such Trust may normally be subject;

      NOW THEREFORE, the parties hereto agree as follows:

1. Expense Limitation.

      1.1. Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a class of a Trust in any fiscal year, including but not limited to investment management fees payable to the Investment Manager, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Trust's business, and expenses of any counsel or other persons or services retained by the Company's Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager.

      1.2. Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each class of each Trust shall be the amount specified in Schedule A based on a percentage of the average daily net assets of such class of the Trust.

      1.3. Method of Computation. To determine the Investment Manager's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each class of a Trust shall be annualized. If the annualized Trust Operating Expenses for any day of a class of a Trust exceed the Operating Expense Limit of for that class of such Trust, the Investment Manager shall remit to the appropriate class of the Trust an amount that, together with the waived or reduced
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investment management fee, is sufficient to pay that day's Excess Amount. The
Company may offset amounts owed to the Trusts pursuant to this Agreement against the advisory fee payable to the Investment Manager.

      1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Investment Manager to each class of each Trust with respect to the previous fiscal year shall equal the Excess Amount.

2. Recoupment of Fee Waivers and Expense Reimbursements.

      2.1. Recoupment. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of a Trust for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to recoup from such Trust the investment management fees waived or reduced and other payments remitted by the Investment Manager to such class of the Trust pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Investment Manager will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

      2.2. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each class of each a Trust for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. Term and Termination of Agreement.

      This Agreement shall have an initial term through October 31, 2001. Thereafter, this Agreement shall automatically renew for one-year terms unless the Investment Manager provides written notice to the Company of the termination of this Agreement at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Management Agreement, or it may be terminated by the Company, without payment of any penalty, upon ninety (90) days' prior written notice to the Investment Manager at its principal place of business.

4. Miscellaneous.

      4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      4.2. Interpretation. Nothing herein contained shall be deemed to require the Company or the Trusts to take any action contrary to the Company's Articles of Incorporation or By-Laws,


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or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Company or the Trusts.

      4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

      4.4. Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                  PILGRIM VARIABLE PRODUCTS TRUST


                                  ---------------------------------
                                  By:


                                  ING PILGRIM INVESTMENTS, INC.


                                  ---------------------------------
                                  By:


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
                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS

This Agreement relates to the following Trusts:


                                                                            Maximum Operating Expense Limit
Name of Trust                                                           (as a percentage of average net assets)
-------------                                                           ---------------------------------------
                                                                             Class R                  Class S
                                                                             -------                  -------
Pilgrim VP SmallCap Opportunities Portfolio                                   0.90%                    1.10%
Pilgrim VP MidCap Opportunities Portfolio                                     0.90%                    1.10%
Pilgrim VP Growth Opportunities Portfolio                                     0.90%                    1.10%
Pilgrim VP Research Enhanced Index Portfolio                                  0.90%                    1.10%
Pilgrim VP Growth + Value Portfolio                                           0.80%                    1.00%
Pilgrim VP MagnaCap Portfolio                                                 0.90%                    1.10%
Pilgrim VP International Value Portfolio                                      1.00%                    1.20%
Pilgrim VP High Yield Bond Portfolio                                          0.80%                    1.00%
Pilgrim VP Worldwide Growth Portfolio                                          N/A                     1.25%
Pilgrim VP International SmallCap Growth Portfolio                             N/A                     1.35%
Pilgrim VP International Portfolio                                             N/A                     1.25%
Pilgrim VP Emerging Countries Portfolio                                        N/A                     1.35%
Pilgrim VP Growth and Income Portfolio                                         N/A                     1.10%
Pilgrim VP LargeCap Growth Portfolio                                           N/A                     1.10%
Pilgrim VP Financial Services Portfolio                                        N/A                     1.10%
Pilgrim VP Convertible Portfolio                                               N/A                     1.10%


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